Bullfrog Gold Corp. Announces Merger, $3.6 Million Financing and Personnel Appointments

GRAND JUNCTION, Colo.--(BUSINESS WIRE)-- Bullfrog Gold Corp. (OTCBB:BFGC.ob - News) (“Bullfrog” or the “Company”) is pleased to announce that on September 30, 2011, it consummated a merger with Standard Gold Corp (“Standard Gold”) whereby Standard Gold became the Company’s wholly owned subsidiary. Standard Gold was incorporated in Nevada on January 12, 2010 and is a junior exploration company.

Additionally, on September 30, 2011, the Company raised approximately $3.6 million through the private placement of the Company’s units (“Units”), at a per Unit price of $0.40, with each Unit consisting of one share of the Company’s Common Stock, par value $0.0001 per share (except that certain purchasers elected to purchase Units that consisted of (in lieu of one share of Common Stock) one share of the Company’s Series A Preferred Stock, par value $0.0001 per share, which is convertible into one share of Common Stock) and one warrant to purchase fifty percent of the number of shares purchased in the offering with an exercise price of $0.60 per share. The warrants are exercisable for a period of three years from the date of issuance. The Company currently has outstanding 29,897,846 shares of Common Stock and 4,586,539 shares of Series A Preferred Stock.

“This merger and private placement will allow us to further explore and develop our gold project in Arizona; explore our highly prospective gold project adjacent to a major mine in Nevada; and evaluate selective mineral assets for acquisition,” according to Dave Beling, President and CEO of Bullfrog.

Bullfrog filed a Current Report on Form 8-K/A with the Securities and Exchange Commission on October 7, 2011 that describes the terms of the merger and the private placement.

About Bullfrog Gold Corp.

The Company was incorporated under the laws of the State of Delaware on July 23, 2007 as Kopr Resources Corp., but changed its name to Bullfrog Gold Corp. on July 19, 2011. The Company has recently employed and engaged the following management and professional personnel to build the Company and advance its projects.

David Beling, PE - President, CEO & Director

•	47 years experience in the precious metal and energy mineral sectors.

•	Employers included Phelps Dodge, Union Oil, Fluor, United Technologies, Westinghouse and six junior mining companies. Managed Hycroft and AZCO. Consulted for another 20 companies.

•	Examined or significantly reviewed 80 underground mines, 120 open pits and 160 mineral processing plants. Acquired the first Environmental Impact Statement for a mine in Arizona.

•	Director of 13 US and Canadian mining companies starting in 1981.

Alan Lindsay - Chairman

•	Founder or principal of AZCO Mining, Anatolia and Oroperu Minerals.

•	Developed strategic vision for placing key mineral assets into Bullfrog Gold Corp.

Ty Minnick, CPA - VP Administration & Finance

•	17 years experience in accounting and auditing for a major ski resort and a major homebuilder.

Clive Bailey, CPG - Lead Geological Consultant – Newsboy Project

•	38 years experience with mineral exploration, mine operations and closure.

•	Examined the Newsboy Project and authored a technical report in 2009.

Chip Allender, PG, CPG - Lead Geological Consultant – Bullfrog Project

•	33 years experience with mineral exploration, evaluation and development.

Joe Wilkins, Jr – Sr. Geological Advisor

•	45 years exploration experience, including mapping of the Newsboy Project during 2009.

•	Credited with discovering the 3 million ounce Bullfrog deposit mined by Barrick.

In conjunction with the merger, the Company acquired two projects, as described below.

Newsboy Project

The Newsboy Project comprises 5,240 acres of state and federal lands located 45 miles northwest of Phoenix, Arizona.  The closest towns, Wickenburg and Morristown, are located 10 miles and 3 miles respectively from the site and provide excellent infrastructure.  Approximately 1.2 million ounces of gold and 1 million ounces of silver have been produced within 25 miles of the Project from several historic mines, including the Vulture, Congress, Octave and Yarnell.

In September 2011, Standard Gold obtained the working right and option to earn a 100% interest in and to the Newsboy Project. Terms of this agreement include the payment of $2.85 million during the next five years plus a 2% net smelter royalty.

Area mine workings dating from 1915 include adits, a raise, a winze, trenches and an inclined shaft.  From 1940 to 1941 an estimated 11,000 tons of ore was shipped from an adjacent property as flux to smelters in Arizona. The average grade of this material was 0.07 ounces of gold and 8.1 ounces of silver per ton.  In 1985 4,170 feet in 22 holes were drilled by a joint venture of Checkmate Resources Ltd. and Little Bear Resources Ltd.  In 1987 Westmont Mining Company (“Westmont”) began a program of geologic mapping, aerial photography, rock-chip sampling of outcrops and completed 19,080 feet of reverse circulation drilling in 83 holes. In 1989 Lupine Minerals Corporation secured a joint venture with Westmont and drilled 19 additional reverse circulation holes totaling 4,530 feet.

During 1990 and 1991, Newsboy Gold Mining Company (NGMC), a 100% owned subsidiary of the Australian listed Pima Mining NL executed a purchase option on the Newsboy Project from Westmont.  NGMC drilled 1,681 feet in 12 diamond core holes, 6,560 feet in 40 reverse circulation holes, conducted metallurgical test work, and completed resource/reserve and mine planning studies.  NGMC also completed a feasibility study and submitted environmental permit applications to the State and the US Bureau of Land Management. The feasibility study concluded that ore could be economically processed at a rate of 600,000 ton per annum at a mineable grade of 0.05 ounces of gold and 1.4 ounces of silver per ton at an average strip ratio of 3.6:1.  Metallurgical tests projected recoveries of at 90% for gold and 20% for silver for a proposed production rate of 27,000 ounces of gold and 168,000 ounces of silver per year.  Historic resources estimated by NGMC in 1991 were 5.8 million tons averaging 0.04 ounces of gold and 0.7 ounces of silver per ton. By the late 1990’s NGMC abandoned the property due to low gold prices and other adverse conditions. A total of 31,851 feet of drilling has been completed on the Newsboy Project over five programs at an expenditure of more than $5 million.

In addition to the main mineral zone drilled by predecessors, the Newsboy Project has nine relatively shallow priority drill targets and other secondary targets below existing drill depths. The Company’s independent consultants have developed a detailed exploration drilling program to confirm and expand mineralized zones and collect additional environmental and technical data. Minor earthwork was completed in October to facilitate the start of confirmation and expansion drilling in early November 2011. The Company intends to continue drilling, metallurgical testing, engineering and environmental programs and studies during 2012 and soon thereafter update the historic feasibility study and environmental permit applications.

Bullfrog Project

The Bullfrog Project lies approximately 3 miles west of the town of Beatty and 116 miles northwest of Las Vegas, Nevada. Standard Gold owns a 100% right, title and interest in and to 1,650 acres of mineral claims and patents known subject to a 3% net smelter royalty.

In 1904 the Original Bullfrog and Montgomery-Shoshone mines were discovered by local prospectors. The Montgomery-Shoshone mine reportedly produced about 94,000 ounces of gold prior to its closure in 1911. With the rise of precious metal prices in the early 1970's, the Bullfrog District again underwent intense prospecting and exploration activity for gold as well as uranium. Companies exploring the area included Phillips Uranium, Tenneco/Copper Range, U.S. Borax, Western States Minerals, Rayrock, St. Joe American, Noranda, Placer Dome and Homestake. These intense scientific investigations yielded a new deposit model for gold ore bodies in the Bullfrog District.  The identification and understanding of the detachment fault model led to significant changes in exploration program techniques, focus, and success.

In 1982 St. Joe American, Inc. initiated drilling in the Montgomery-Shoshone mine area.  By 1986, sixty holes had been drilled and a mineral inventory was defined. Subsequent drilling outlined a reported 2.9 million ounces of gold equivalent in the Bullfrog deposit.  A series of corporate takeovers went from St. Joe, to Bond Gold, to Lac Minerals and eventually to Barrick Minerals.  Production started in 1988 and recovered approximately 2.6 million ounces of gold from a conventional, 8,000 ton/day cyanidation mill mainly fed from open pits and later supplemented from underground mines. Barrick ceased all activities in the Bullfrog District in 2003.

The Montgomery-Shoshone open pit mine is owned by Barrick Gold but remains open for possible access to additional mineralization that may occur on the Company’s adjacent property to the northeast of Barrick’s pit limit.  The Company has conducted limited field examinations on its property to date but intends to evaluate all relevant available information and soon thereafter conduct geochemical sampling, geophysics and drilling programs that are exploratory in nature.

For more information, please go to www.bullfroggold.com or email dave@bullfroggold.com.

On behalf of the Board
David Beling
President, CEO & Director

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Potential risks and uncertainties include, among others:  general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals;  fluctuating mineral and commodity prices; risks of junior exploration and pre-production activities; maintenance of important business relationships.  Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the SEC including the Current Report on Form 8-K/A, filed with the SEC on October 7, 2011,.  The Company assumes no obligation to update any of the information contained or referenced in this press release.

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